Exhibit 99.1

Generac Reports Record Quarterly Results

Strong residential product demand continues, driving increased outlook for 2019

WAUKESHA, WISCONSIN (October 31, 2019) – Generac Holdings Inc. (NYSE: GNRC) (“Generac” or the “Company”), a leading global designer and manufacturer of energy solutions and other power products, today reported financial results for its third quarter ended September 30, 2019.

Third Quarter 2019 Highlights

●

Net sales increased 6.9% to $601.1 million during the third quarter of 2019 as compared to $562.4 million in the prior-year third quarter. Core sales growth, which excludes both the impact of acquisitions and foreign currency, was also approximately 7%.

-	Residential product sales increased 7.4% to $335.0 million as compared to $311.9 million last year, with core sales growth of approximately 7%.

-	Commercial & Industrial (“C&I”) product sales increased 4.1% to $214.9 million as compared to $206.4 million in the prior year, with core sales growth of approximately 5%.

●

Net income attributable to the Company during the third quarter was $75.6 million, or $1.18 per share, as compared to $75.8 million, or $1.11 per share, for the same period of 2018. See accompanying reconciliation schedules for related earnings per share calculations.

●

Adjusted net income attributable to the Company, as defined in the accompanying reconciliation schedules, was $90.0 million, or $1.43 per share, as compared to $89.1 million, or $1.43 per share, in the third quarter of 2018.

●

Adjusted EBITDA before deducting for noncontrolling interests, as defined in the accompanying reconciliation schedules, was $126.0 million, or 21.0% of net sales, as compared to $124.5 million, or 22.1% of net sales, in the prior year.

●

Cash flow from operations was $111.2 million as compared to $59.3 million in the prior year quarter. Free cash flow, as defined in the accompanying reconciliation schedules, was $100.8 million as compared to $47.0 million in the third quarter of 2018.

●	The Company is increasing its full-year 2019 sales growth guidance to approximately 8% to 9% with Adjusted EBITDA margins, before deducting for non-controlling interests, of approximately 20.5%.

“We are pleased with our results for the third quarter of 2019 as we posted all-time record net sales and adjusted EBITDA as a result of continued strong growth across various product categories,” said Aaron Jagdfeld, President and Chief Executive Officer. “Our performance in 2019 demonstrates the powerful secular growth opportunities around an aging electrical grid in the United States that is more susceptible to power outages due to a changing climate, the increasing penetration of natural gas power generation globally, and the importance of reliable telecommunication networks. In addition, with the growing threat of utility shut-offs in California, interest in our back-up power solutions is at an all-time high. Finally, we are quickly scaling our Clean Energy product portfolio, supply chain, and go-to-market strategies to take advantage of the rapidly developing markets for energy monitoring, management and storage, and intend to launch our new product line in the fourth quarter.”

Additional Third Quarter 2019 Consolidated Highlights

Gross profit margin was 36.2% compared to 35.6% in the prior-year third quarter. Pricing actions and favorable sales mix, as well as lower realized commodity and currency input costs, were partially offset by increased regulatory tariffs.

Operating expenses increased $18.1 million, or 19.3%, as compared to the third quarter of 2018. The increase was primarily driven by additional employee headcount related to strategic initiatives, higher marketing and promotional spend, recurring operating expenses from recent acquisitions and higher intangible amortization expenses.

Provision for income taxes for the current year quarter was $20.1 million, or an effective tax rate of 21.1%, as compared to $20.1 million, or a 20.8% effective tax rate, for the prior year.

Cash flow from operations was $111.2 million as compared to $59.3 million in the prior year quarter. Free cash flow, as defined in the accompanying reconciliation schedules, was $100.8 million as compared to $47.0 million in the third quarter of 2018. Improved working capital efficiency in the current year, as well as additional pension funding and interest payments in the prior year, drove the increase.

Business Segment Results

Domestic Segment

Domestic segment sales increased 9.2% to $498.2 million as compared to $456.1 million in the prior year quarter. Core sales growth, which excludes the impact of the Neurio and Pika acquisitions, was approximately 8.5%. The current year quarter experienced strong growth in shipments of home standby generators given continued strong end market conditions, while portable generator shipments were approximately flat compared to the prior year. In addition, C&I stationary generator shipments were also strong during the quarter primarily with our natural gas and telecom products. The overall Domestic segment growth was partially offset by lower shipments of C&I mobile products to national rental account customers.

Adjusted EBITDA for the segment was $121.2 million, or 24.3% of net sales, as compared to $117.1 million in the prior year, or 25.7% of net sales. Pricing initiatives and favorable sales mix, improved commodity and currency input costs, and fixed operating cost leverage were more than offset by the aforementioned regulatory tariffs and higher operating expenses.

International Segment

International segment sales decreased 3.1% to $103.0 million as compared to $106.3 million in the prior year quarter. Core sales, which excludes the unfavorable impact of currency and the impact of the Captiva acquisition, was approximately flat compared to the prior year as geopolitical headwinds caused economic softness in certain regions of the world.

Adjusted EBITDA for the segment, before deducting for noncontrolling interests, was $4.7 million, or 4.6% of net sales, as compared to $7.4 million, or 6.9% of net sales, in the prior year. Unfavorable sales mix and incremental operating expense investment contributed to the decline.

Updated 2019 Outlook

The Company is increasing its full-year 2019 guidance for revenue growth reflecting stronger end market demand for residential products, partially offset by slowing commercial & industrial activity. We are now raising our full-year net sales growth to approximately 8% to 9%, with core sales growth now expected to be approximately 7% compared to the prior year.

Net income margin, before deducting for noncontrolling interests, is now expected to be approximately 11.5% for the full-year 2019, with corresponding Adjusted EBITDA margin of approximately 20.5%.

Despite the slower start to the year, Operating and Free Cash Flow generation for the full year is still expected to be strong, with the conversion of adjusted net income to free cash flow expected to be approximately 80%.

Conference Call and Webcast

Generac management will hold a conference call at 9:00 a.m. EDT on Thursday, October 31, 2019 to discuss third quarter 2019 operating results. The conference call can be accessed by dialing (866) 415-3113 (domestic) or +1 (678) 509-7544 (international) and entering passcode 5737459.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), accessed under the Investor Relations link. The webcast link will be made available on the Company’s website prior to the start of the call within the Events section of the Investor Relations website.

Following the live webcast, a replay will be available on the Company's website. A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing (855) 859-2056 (domestic) or +1 (404) 537-3406 (international) and entering passcode 5737459. The telephonic replay will be available for 7 days.

About Generac

Founded in 1959, Generac is a leading designer and manufacturer of energy solutions and other power products.  As an industry leader serving residential, light commercial, and industrial markets, Generac's products and solutions are available globally through a broad network of independent dealers, distributors, retailers, wholesalers and equipment rental companies, as well as sold direct to certain end user customers.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future," “optimistic” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

●	frequency and duration of power outages impacting demand for our products;
●	availability, cost and quality of raw materials and key components and labor needed in producing our products;
●	the impact on our results of possible fluctuations in interest rates, foreign currency exchange rates, commodities, product mix and regulatory tariffs;
●	the possibility that the expected synergies, efficiencies and cost savings of our acquisitions will not be realized, or will not be realized within the expected time period;
●	the risk that our acquisitions will not be integrated successfully;
●	difficulties we may encounter as our business expands globally or into new markets;
●	our dependence on our distribution network;
●	our ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
●	loss of our key management and employees;
●	increase in product and other liability claims or recalls;
●	failures or security breaches of our networks or information technology systems; and
●	changes in environmental, health and safety, or product compliance laws and regulations affecting our products or operations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”), particularly in the Risk Factors section of the 2018 Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Stockholders, potential investors and other readers should consider these factors carefully in evaluating the forward-looking statements.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Metrics

Core Sales

The Company references core sales to further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP. Core sales excludes the impact of acquisitions and fluctuations in foreign currency translation. Management believes that core sales facilitates easier and more meaningful comparison of net sales performance with prior and future periods.

Adjusted EBITDA

The computation of adjusted EBITDA attributable to the Company is based on the definition of EBITDA contained in Generac's credit agreement dated as of May 31, 2013, as amended. To supplement the Company's condensed consolidated financial statements presented in accordance with U.S. GAAP, Generac provides a summary to show the computation of adjusted EBITDA, which excludes the impact of noncontrolling interests, taking into account certain charges and gains that were recognized during the periods presented.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP, the Company provides a summary to show the computation of adjusted net income attributable to the Company. Adjusted net income attributable to the Company is defined as net income before noncontrolling interests and provision for income taxes adjusted for the following items: cash income tax expense, amortization of intangible assets, amortization of deferred financing costs and original issue discount related to the Company's debt, intangible impairment charges, certain transaction costs and other purchase accounting adjustments, losses on extinguishment of debt, business optimization expenses, certain other non-cash gains and losses, and adjusted net income attributable to non-controlling interests.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP. Free cash flow is defined as net cash provided by operating activities, plus proceeds from beneficial interests in securitization transactions, less expenditures for property and equipment, and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with U.S. GAAP.  Please see the accompanying Reconciliation Schedules and our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures, which includes why the Company believes these measures provide useful information to investors and the additional purposes for which management uses the non-GAAP financial information.

SOURCE: Generac Holdings Inc.

CONTACT:

York Ragen

Chief Financial Officer
(262) 506-6064
InvestorRelations@generac.com

Generac Holdings Inc.
Condensed Consolidated Statements of Comprehensive Income
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net sales	$601,135	$562,388	$1,613,404	$1,460,060
Costs of goods sold	383,618	362,054	1,037,874	939,326
Gross profit	217,517	200,334	575,530	520,734

Operating expenses:
Selling and service	59,356	48,985	158,954	141,874
Research and development	17,603	13,653	48,906	38,122
General and administrative	27,596	25,499	80,016	75,613
Amortization of intangibles	7,406	5,678	19,999	16,792
Total operating expenses	111,961	93,815	307,875	272,401
Income from operations	105,556	106,519	267,655	248,333

Other (expense) income:
Interest expense	(10,704)	(9,824)	(31,428)	(30,939)
Investment income	523	382	1,889	1,095
Loss on extinguishment of debt	–	–	–	(1,332)
Other, net	(414)	(483)	(1,868)	(2,764)
Total other expense, net	(10,595)	(9,925)	(31,407)	(33,940)

Income before provision for income taxes	94,961	96,594	236,248	214,393
Provision for income taxes	20,064	20,072	53,876	49,870
Net income	74,897	76,522	182,372	164,523
Net (loss) income attributable to noncontrolling interests	(677)	746	(21)	1,841
Net income attributable to Generac Holdings Inc.	$75,574	$75,776	$182,393	$162,682

Net income attributable to common shareholders per common share - basic:	$1.20	$1.12	$2.95	$2.36
Weighted average common shares outstanding - basic:	61,973,447	61,579,564	61,878,500	61,659,817

Net income attributable to common shareholders per common share - diluted:	$1.18	$1.11	$2.92	$2.34
Weighted average common shares outstanding - diluted:	62,770,592	62,220,298	62,519,205	62,266,140

Comprehensive income attributable to Generac Holdings Inc.	$64,904	$80,768	$161,828	$173,355

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$216,038	$224,482
Accounts receivable, less allowance for doubtful accounts	373,591	326,133
Inventories	517,232	544,750
Prepaid expenses and other assets	30,570	25,404
Total current assets	1,137,431	1,120,769

Property and equipment, net	303,288	278,929

Customer lists, net	55,649	61,194
Patents, net	75,781	29,970
Other intangible assets, net	11,809	3,043
Tradenames, net	149,155	152,283
Goodwill	811,914	764,655
Deferred income taxes	3,217	163
Operating lease and other assets	45,877	15,308
Total assets	$2,594,121	$2,426,314

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$66,985	$45,583
Accounts payable	241,290	328,091
Accrued wages and employee benefits	37,401	40,819
Other accrued liabilities	127,786	144,236
Current portion of long-term borrowings and finance lease obligations	2,554	1,977
Total current liabilities	476,016	560,706

Long-term borrowings and finance lease obligations	884,315	876,396
Deferred income taxes	92,520	71,300
Operating lease and other long-term liabilities	145,491	95,647
Total liabilities	1,598,342	1,604,049

Redeemable noncontrolling interest	56,564	61,004

Stockholders’ equity:
Common stock, par value $0.01, 500,000,000 shares authorized, 71,640,792 and 71,186,418 shares issued at September 30, 2019 and December 31, 2018, respectively	716	712
Additional paid-in capital	492,671	476,116
Treasury stock, at cost	(324,351)	(321,473)
Excess purchase price over predecessor basis	(202,116)	(202,116)
Retained earnings	1,013,707	831,123
Accumulated other comprehensive loss	(46,363)	(23,813)
Stockholders’ equity attributable to Generac Holdings Inc.	934,264	760,549
Noncontrolling interests	4,951	712
Total stockholders’ equity	939,215	761,261
Total liabilities and stockholders’ equity	$2,594,121	$2,426,314

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(U.S. Dollars in Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Operating activities
Net income	$182,372	$164,523
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	22,842	18,332
Amortization of intangible assets	19,999	16,792
Amortization of original issue discount and deferred financing costs	3,597	3,554
Loss on extinguishment of debt	–	1,332
Deferred income taxes	19,514	17,218
Share-based compensation expense	11,477	9,910
Other	557	1,249
Net changes in operating assets and liabilities:
Accounts receivable	(45,543)	(55,649)
Inventories	27,190	(99,957)
Other assets	1,488	(16,488)
Accounts payable	(83,174)	47,559
Accrued wages and employee benefits	(7,517)	13,044
Other accrued liabilities	(17,092)	18,011
Excess tax benefits from equity awards	(1,908)	(432)
Net cash provided by operating activities	133,802	138,998

Investing activities
Proceeds from sale of property and equipment	83	213
Proceeds from beneficial interests in securitization transactions	2,036	2,825
Expenditures for property and equipment	(45,447)	(25,577)
Acquisition of business, net of cash acquired	(120,863)	(71,926)
Net cash used in investing activities	(164,191)	(94,465)

Financing activities
Proceeds from short-term borrowings	68,802	28,332
Proceeds from long-term borrowings	–	51,425
Repayments of short-term borrowings	(45,437)	(12,478)
Repayments of long-term borrowings and finance lease obligations	(3,110)	(51,164)
Stock repurchases	–	(25,656)
Cash dividends paid to noncontrolling interest of subsidiary	(285)	(314)
Payment of debt issuance costs	–	(1,702)
Taxes paid related to equity awards	(5,749)	(2,777)
Proceeds from the exercise of stock options	7,957	5,191
Net cash provided by (used in) financing activities	22,178	(9,143)

Effect of exchange rate changes on cash and cash equivalents	(233)	139

Net (decrease) increase in cash and cash equivalents	(8,444)	35,529
Cash and cash equivalents at beginning of period	224,482	138,472
Cash and cash equivalents at end of period	$216,038	$174,001

Generac Holdings Inc.
Segment Reporting and Product Class Information
(U.S. Dollars in Thousands)
(Unaudited)

	Net Sales
	Three Months Ended September 30,		Nine Months Ended September 30,
Reportable Segments	2019	2018	2019	2018
Domestic (1)	$498,163	$456,132	$1,283,348	$1,142,487
International	102,972	106,256	330,056	317,573
Total net sales	$601,135	$562,388	$1,613,404	$1,460,060

Product Classes
Residential products	$335,029	$311,918	$821,233	$748,790
Commercial & industrial products	214,905	206,366	654,458	597,119
Other (1)	51,201	44,104	137,713	114,151
Total net sales	$601,135	$562,388	$1,613,404	$1,460,060

	Adjusted EBITDA
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Domestic	$121,217	$117,108	$306,723	$273,185
International	4,736	7,366	18,244	25,300
Total adjusted EBITDA (2)	$125,953	$124,474	$324,967	$298,485

(1) In accordance with ASU 2014-09, Revenue from Contracts with Customers, extended warranty revenues are reported within net sales in the condensed consolidated statements of comprehensive income. Previously, these amounts were reported net within selling and service expense on the condensed consolidated statements of comprehensive income, in amounts that were not material. To report extended warranty in accordance with ASU 2014-09, the net sales and gross profit amounts for the three months ended September 30, 2018 have been revised by $2,873 and $2,449, respectively, and the net sales and gross profit amounts for the nine months ended September 30, 2018 have been revised by $7,962 and $6,604, respectively, from the amounts previously reported for the third quarter of 2018, with an equal offset to selling and service expenses. The revisions impacted the Domestic segment and the Other product class. There was no impact to income from operations, net income or comprehensive income, earnings per share, the condensed consolidated balance sheets, the condensed consolidated statements of stockholders’ equity, or the condensed consolidated statements of cash flows.

(2) See reconciliation of Adjusted EBITDA to Net income attributable to Generac Holdings Inc. on the following reconciliation schedule.

Generac Holdings Inc.
Reconciliation Schedules
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

Net income to Adjusted EBITDA reconciliation
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net income attributable to Generac Holdings Inc.	$75,574	$75,776	$182,393	$162,682
Net (loss) income attributable to noncontrolling interests	(677)	746	(21)	1,841
Net income	74,897	76,522	182,372	164,523
Interest expense	10,704	9,824	31,428	30,939
Depreciation and amortization	15,494	11,841	42,841	35,124
Provision for income taxes	20,064	20,072	53,876	49,870
Non-cash write-down and other adjustments (1)	347	900	673	3,522
Non-cash share-based compensation expense (2)	3,549	2,919	11,477	9,910
Loss on extinguishment of debt	–	–	-	1,332
Transaction costs and credit facility fees (3)	358	1,767	2,047	2,470
Business optimization expenses (4)	567	583	809	750
Other	(27)	46	(556)	45
Adjusted EBITDA	125,953	124,474	324,967	298,485
Adjusted EBITDA attributable to noncontrolling interests	909	1,454	3,722	5,633
Adjusted EBITDA attributable to Generac Holdings Inc.	$125,044	$123,020	$321,245	$292,852

(1) Includes certain foreign currency and purchase accounting related adjustments, gains/losses on disposals of assets and unrealized mark-to-market adjustments on commodity contracts. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Represents share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

(3) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities.

(4) Represents severance and other non-recurring restructuring charges related to the consolidation of certain of our facilities.

Net income to Adjusted net income reconciliation
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net income attributable to Generac Holdings Inc.	$75,574	$75,776	$182,393	$162,682
Net (loss) income attributable to noncontrolling interests	(677)	746	(21)	1,841
Net income	74,897	76,522	182,372	164,523
Provision for income taxes	20,064	20,072	53,876	49,870
Income before provision for income taxes	94,961	96,594	236,248	214,393
Amortization of intangible assets	7,406	5,678	19,999	16,792
Amortization of deferred finance costs and original issue discount	1,221	1,187	3,597	3,554
Loss on extinguishment of debt	–	–	-	1,332
Transaction costs and other purchase accounting adjustments (5)	165	702	1,373	1,516
Business optimization expenses (4)	567	583	809	750
Adjusted net income before provision for income taxes	104,320	104,744	262,026	238,337
Cash income tax expense (6)	(15,083)	(15,185)	(39,698)	(31,709)
Adjusted net income	89,237	89,559	222,328	206,628
Adjusted net income attributable to noncontrolling interests	(738)	447	958	2,491
Adjusted net income attributable to Generac Holdings Inc.	$89,975	$89,112	$221,370	$204,137

Adjusted net income attributable to Generac Holdings Inc. per common share - diluted:	$1.43	$1.43	$3.54	$3.28
Weighted average common shares outstanding - diluted:	62,770,592	62,220,298	62,519,205	62,266,140

(5) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, and certain purchase accounting adjustments.

(6) Amounts for the three and nine months ended September 30, 2019 are now based on an anticipated cash income tax rate of approximately 17% respectively for the full year ended 2019. Amounts for the three and nine months ended September 30, 2018 are based on an anticipated cash income tax rate of approximately 15% respectively for the full year ended 2018. Cash income tax expense for the respective periods is based on the projected taxable income and corresponding cash tax rate for the full year after considering the effects of current and deferred income tax items, and is calculated for each respective period by applying the derived full year cash tax rate to the period’s pretax income.

Free Cash Flow Reconciliation
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net cash provided by operating activities	$111,188	$59,341	$133,802	$138,998
Proceeds from beneficial interests in securitization transactions	640	896	2,036	2,825
Expenditures for property and equipment	(11,071)	(13,251)	(45,447)	(25,577)
Free cash flow	$100,757	$46,986	$90,391	$116,246

GAAP Earnings Per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Numerator
Net income attributable to Generac Holdings Inc.	$75,574	$75,776	$182,393	$162,682
Redeemable noncontrolling interest redemption value adjustment	(1,485)	(6,912)	191	(16,882)
Net income attributable to common shareholders	$74,089	$68,864	$182,584	$145,800

Denominator
Weighted average shares, basic	61,973,447	61,579,564	61,878,500	61,659,817
Dilutive effect of stock compensation awards	797,145	640,734	640,705	606,323
Diluted shares	62,770,592	62,220,298	62,519,205	62,266,140

Net income attributable to common shareholders per share
Basic	$1.20	$1.12	$2.95	$2.36
Diluted	$1.18	$1.11	$2.92	$2.34